                                                                     EXHIBIT 2.2

================================================================================

                            ASSET PURCHASE AGREEMENT


                                     Between

                           CENTRAL FREIGHT LINES, INC.

                                       and

                              VIKING FREIGHT, INC.







                            Dated as of May 13, 1997


================================================================================

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
         1.  Definitions........................................................  2

         2.  Sale and Purchase of Assets........................................  2

             2.1  Assets to be Sold.............................................  2
                  2.1.1  Owned Real Property....................................  2
                  2.1.2  Leased Real Property...................................  3
                  2.1.3  Owned Revenue Equipment and Certain
                             Non-Revenue Equipment..............................  4
                  2.1.4  Inventory..............................................  5
                  2.1.5  Owned Tangible Personal Property.......................  5
                  2.1.6  Leased Tangible Personal Property......................  5
                  2.1.7  Assumed Contracts......................................  5
                  2.1.8  Licenses, Permits and Approvals........................  6
                  2.1.9  Records................................................  7
                  2.1.10 Rights to the Central Name.............................  7
                  2.1.11 Environmental Refunds..................................  7

             2.2  Excluded Assets...............................................  8
                  2.2.1  Cash...................................................  8
                  2.2.2  Accounts Receivable..................................... 8
                  2.2.3  Assets of Other Division...............................  8
                  2.2.4  Insurance Policies.....................................  8
                  2.2.5  Excluded Corporate Records.............................  8
                  2.2.6  Tax Claims.............................................  9
                  2.2.7  Excluded Contracts.....................................  9
                  2.2.8  Other Assets...........................................  9

             2.3  Nonassigned Interests and Rights..............................  9

         3.  Assumption of Liabilities.......................................... 10

             3.1  Assumed Liabilities........................................... 10
                  3.1.1  Contract Liabilities................................... 10
                  3.1.2  Industrial Revenue Bonds............................... 10
                  3.1.3  Retiree Medical Obligations............................ 10
                  3.1.4  Assumed Environmental Liabilities...................... 11
                  3.1.5  Accrued Vacation....................................... 12
                  3.1.6  Other Liabilities...................................... 12

             3.2  Excluded Liabilities.......................................... 12
             3.3  Indemnification............................................... 12

         4.  Closing; Consideration............................................. 13

             4.1  Place and Time of Closing..................................... 13
             4.2  Consideration................................................. 14
             4.3  Allocation of Consideration................................... 16
             4.4  Post Closing Inventory Adjustment............................. 16


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
     5.  Representations and Warranties of Seller............................... 18

         5.1  Organization, Power and Authority................................. 18
         5.2  [INTENTIONALLY LEFT BLANK]........................................ 18
         5.3  Authorization and Effect of Agreement............................. 18
         5.4  No Breach......................................................... 19
         5.5  Approval of Transactions.......................................... 19
         5.6  Orders and Actions................................................ 19
         5.7  Compliance with Laws.............................................. 20
         5.8  Title to Real Property............................................ 20
         5.9  Title to Personal Property........................................ 20
         5.10 Personal Property Leases and Assumed Contracts.................... 21
         5.11 Permits........................................................... 21
         5.12 Environmental Matters............................................. 21
         5.13 Disclaimer........................................................ 22
         5.14 Brokerage......................................................... 23

     6.  Representations and Warranties of Buyer................................ 23

         6.1  Organization, Power and Authority................................. 23
         6.2  Legal and Authorized Transactions................................. 23
         6.3  No Breach......................................................... 24
         6.4  Consents and Approvals............................................ 24
         6.5  Orders and Actions................................................ 25
         6.6  No Reliance....................................................... 25
         6.7  Brokerage......................................................... 25
         6.8  Seller's Representations and Warranties........................... 26

     7.  Employees; Employee Pension and Welfare Plans.......................... 26

         7.1  Employment; Medical Benefits...................................... 26
         7.2  Employee Pension Plans and Benefits............................... 26
         7.3  Employee Welfare Plans, Worker's Compensation..................... 29
         7.4  WARN and Severance Pay............................................ 30

     8.  Pre-Closing Covenants and Agreements................................... 31

         8.1  Reasonable Access................................................. 31
         8.2  HSR Act........................................................... 32
         8.3  Transition Services Agreement..................................... 32
         8.4  Guaranties........................................................ 33

     9.  Conditions to Obligations of Buyer and Seller.......................... 33

         9.1  Conditions to Obligations of Buyer................................ 33
              9.1.1  Accuracy of Representations and Warranties................. 33
              9.1.2  Performance of Covenants and Agreements.................... 34
              9.1.3  Receipt of Documents....................................... 34
              9.1.4  No Actions................................................. 35
              9.1.5  HSR Act.................................................... 36

         9.2  Conditions to Obligations of Seller............................... 36
              9.2.1  Accuracy of Representations and Warranties................. 36
              9.2.2  Performance of Covenants and Agreements.................... 36
              9.2.3  Receipt of Documents....................................... 36
              9.2.4  No Actions................................................. 37

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
     9.2.5  HSR Act; Governmental Action.................................... 38

10.  Other Covenants and Agreements......................................... 38

     10.1  Access to Financial books and Records
             and Tax Returns................................................ 38
     10.2  Delivery of Property after Closing;
             Accounts Receivable............................................ 42
     10.3  Cooperation...................................................... 43
     10.4  Freight Claims................................................... 43
     10.5  Confidentiality.................................................. 43

11.  Termination............................................................ 43

     11.1  Termination...................................................... 43
     11.2  Effects of Termination........................................... 46

12.  Miscellaneous.......................................................... 46

     12.1  Survival of Representations and Warranties
              and Covenants................................................. 46
     12.2  Assignment; Successors and Assigns............................... 46
     12.3  Notices.......................................................... 47
     12.4  Waiver; Remedies................................................. 48
     12.5  No Recourse Against Others....................................... 48
     12.6  Amendment........................................................ 48
     12.7  Further Assurances............................................... 48
     12.8  Counterparts..................................................... 49
     12.9  Governing Law; Jurisdiction; Language.............................49
     12.10 Bulk Sales Laws.................................................. 50
     12.11 Schedules........................................................ 50
     12.12 Passage of Title and Risk of Loss................................ 50
     12.13 Apportionment of Taxes, Charges and Payments..................... 50
     12.14 Transfer Taxes................................................... 51
     12.15 Expenses of Sale................................................. 52
     12.16 Communications................................................... 52
     12.17 Freight in Transit............................................... 53
     12.18 Captions......................................................... 53
     12.19 Rights of Third Parties.......................................... 53

APPENDICES

Appendix A - Defined Terms

SCHEDULES

Schedule 2.1.1 - Owned Real Property
Schedule 2.1.2 - Leased Real Property
Schedule 2.1.3(i) - Owned Revenue Equipment
Schedule 2.1.3(iii) - Owned Revenue Equipment
Schedule 2.1.3(iv) - Owned Revenue Equipment
Schedule 2.1.3(v) - Non-Revenue Equipment
Schedule 2.1.3(vi) - Out of Service Revenue Equipment
Schedule 2.1.5 - Description of the Equipment not Owned by Seller
Schedule 2.1.6 - Leased Tangible Property
Schedule 2.1.7 - Assumed Contracts

Schedule 2.1.7(ii) - Leased Managers Schedule 2.2.8 - Excluded Equipment
Schedule 3.1.2 - Industrial Revenue Bonds
Schedule 3.1.3 - Retiree Medical Obligations
Schedule 4.2(b) - Escrow Agreement
Schedule 5.5 - Required Governmental Consents
Schedule 5.6 - Orders and Actions
Schedule 5.8(a) - Real Property Permitted Liens
Schedule 5.9 - Personal Property Permitted Liens
Schedule 5.12 - Environmental Matters
Schedule 6.4 - Required Governmental Consents
Schedule 7.1 - Other Employees
Schedule 7.4.2 - Severance Plans
Schedule 8.3 - Transition Services Agreement
Schedule 8.4 - Guaranty
Schedule 9.1.3(e) - Viking License Agreement
Schedule 9.1.3(g) - Central License Agreement
Schedule 9.1.5 - Consents
Schedule 10.5 - Confidentiality
Schedule 12.14 - Type of Property Subject to Sales Tax
Schedule 12.16 - Communication Policy
Schedule 12.17(a) - Freight in Transit
Schedule 12.17(b) - Actions by Buyer with Respect to Freight in
                    Transit

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 13, 1997 between Central Freight Lines, Inc., a newly formed Texas corporation ("Buyer") and Viking Freight, Inc., a California corporation ("Seller").

                                    RECITALS

         A. Seller, a wholly-owned subsidiary of Caliber System, Inc., an Ohio corporation ("Caliber"), has operated a division referred to as the "Viking Southwestern Division" that engages in less-than-truckload freight service to customers primarily in the states of Texas, Arkansas, Kansas, Louisiana, Mississippi, Missouri, New Mexico and Oklahoma (formerly the business of Seller's former subsidiary, Central Freight Lines Inc.) (such division to be referred to herein as the "Business"); and

         B. Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and assume from Seller, certain of Seller's assets, liabilities and obligations related to the Business upon the terms and subject to the conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and undertakings set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties hereto hereby agree as follows:



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         1. Definitions. As used in this Agreement, all capitalized terms shall have the meanings set forth in Appendix A, unless the context otherwise requires.

         2. Sale and Purchase of Assets.

            2.1 Assets to be Sold. Upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing, all of Seller's right, title and interest in and to the following assets as such assets may exist on the Closing Date (collectively, the "Acquired Assets"): 2.1.1 Owned Real Property. The real property owned by Seller and listed on Schedule 2.1.1 to this Agreement, together with (i) all buildings, fixtures, structures, parking areas, landscaping, facilities and other improvements currently constructed and located thereon, if any, as well as any additions or replacements of same occurring prior to the Closing and (ii) all transferable licenses, rights, privileges, easements and appurtenances pertaining to (i) above (the "Owned Real Property").

            2.1.2 Leased Real Property. Subject to Section 2.3, all rights and incidents of interest of Seller in and to the real property leased by Seller (the "Leased Real Property") pursuant to the leases set forth on Schedule 2.1.2 (the "Real Property Leases").






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

            2.1.3 Owned Revenue Equipment and Certain Non-Revenue Equipment. The following revenue equipment and non-revenue equipment or their reasonable equivalent owned by Seller and used exclusively in the Business:

                  (i) 1,296 tractors (including 483 linehaul tractors) from the tractors listed on Schedule 2.1.3(i) which may contain more than 1,296 tractors; provided, however, Seller shall sell to Buyer 483 linehaul tractors whether or not such linehaul tractors are listed on
                         Schedule 2.1.3(i) and provided further Seller's obligation under this Section 2.1.3(i) is only to deliver (A) 1,296 tractors (which shall included 483 linehaul tractors) plus (B) such other tractors listed on Schedule 2.1.3 as are located by Seller or Buyer in accordance with Section 2.1.3(ii) notwithstanding that
                         Schedule 2.1.3 may contain tractors in excess of 813 non-linehaul tractors ("Excess Tractors").

                  (ii) If the Excess Tractors are used by the Business as of the date hereof and can be located at Closing by Seller or Buyer, Seller will deliver such Excess Tractors to Buyer so as to bring the total owned tractors (including the tractors to be delivered pursuant to





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

                         Section 2.1.3(i)) to a maximum of 1,446. In attempting to locate the Excess Tractors, Seller will cooperate with Buyer and use reasonable, good faith efforts to locate the Excess Tractors, but if any Excess Tractors cannot be located by Seller in its possession, Seller shall have no obligation to Buyer with respect to such Excess Tractors. Notwithstanding anything contained elsewhere in this Agreement, Seller shall have no risk of loss with respect to the Excess Tractors;

                   (iii) 4,892 trailers listed on Schedule 2.1.3(iii);

                   (iv) 773 units of other revenue equipment listed on Schedule 2.1.3(iv);

                   (v) 640 units of non-revenue equipment (including cars) listed on Schedule 2.1.3(v); and

                   (vi)  65 out of service units of revenue equipment listed on
                         Schedule 2.1.3(vi).

            2.1.4 Inventory. Inventories of parts, tires and supplies and fuel and oil inventories located on the Real Property (together "Inventory") on the Closing Date.




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

            2.1.5 Owned Tangible Personal Property. The tangible personal property owned by Seller (other than of the nature described in Sections 2.1.1, 2.1.3, 2.1.4 and 2.2.8) located on the Real Property and used exclusively in the Business on the date hereof with such changes as may occur in the ordinary course of the Business between the date hereof and the Closing Date (the "Owned Personal Property"). Schedule 2.1.5 contains a description of certain of the equipment not owned or leased by Seller which may be located on the Real Property and is not being sold or transferred to Buyer.

            2.1.6 Leased Tangible Personal Property. Subject to Section 2.3, all rights and incidents of interest of Seller in and to the leases relating to tangible personal property (including, but not limited to, 143 leased tractors) leased by Seller and used exclusively in the Business (the "Leased Personal Property"), including without limitation those leases listed on Schedule 2.1.6 as such exist by their terms on the Closing Date and any leases of personal property used exclusively in the Business entered into by Seller between the date hereof and Closing (the "Personal Property Leases" and, together with the Real Property Leases, the "Leases").

            2.1.7 Assumed Contracts. Subject to Section 2.3, all rights and incidents of interest of, and benefits accruing to, Seller in and to all contracts, leases, agreements, licenses, sales and purchase orders, and other agreements and commitments other than the Leases (collectively, the "Contracts") to which Seller is a party that relate exclusively to the Business consisting of the Contracts listed on Schedule 2.1.7 in existence

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on the Closing Date and any other Contracts related exclusively to the Business consisting of:

            (i) any contract entered into in the ordinary course of Business between the date hereof and the Closing Date;

            (ii) any contract entered into by an employee of the Business that reported directly or indirectly to any person listed on
                    Schedule 2.1.7(ii) ("Listed Managers");

            (iii)   any contract terminable on thirty days or less notice; or

            (iv) any contract entered into in the ordinary course of the Business with remaining obligation of Seller of $10,000 or less or where the bargained for consideration from the other party to the contract will accrue to Buyer.

Together with the Leases all contracts described in this Section 2.1.7 shall be collectively referred to as the "Assumed Contracts".

            2.1.8 Licenses, Permits and Approvals. Subject to Section 2.3, all transferable licenses, permits, vehicle registrations with respect to vehicles constituting part of the Acquired Assets, authorizations, approvals, qualifications or similar documents or authority that are issued or granted by any Governmental Body to Seller and related exclusively to the Business to the extent still in effect and transferable on the Closing Date (collectively, the "Permits"). Seller shall have no obligations to Buyer with respect to any Permits that are not transferable to Buyer. Buyer shall be entitled to any refunds available to it or Seller with respect to nontransferable vehicle registrations with respect to registrations of vehicles constituting part of the Acquired Assets.

            2.1.9 Records. Except as otherwise provided in Section 2.2.5 and subject to Section 10.1 which shall govern Seller's obligations with respect to Business Financial Books and Records, all documents, records, files, phone and fax numbers and reports of Seller on the Closing Date that relate exclusively to the Business or the Acquired Assets; provided, however, that Seller shall have the right to retain copies of such documents and records.

            2.1.10 Rights to the Central Name. All of Seller's right, title and interest to (i) the name "Central Freight Lines Inc." and any name which uses the words Central Freight and (ii) the service marks "Central Freight Lines Inc.
- Delivering Results" and "Central Freight Lines Inc. - Loaded with Pride."

            2.1.11 Environmental Refunds. All refunds and claims related thereto from the Texas Natural Resource Conservation Commission with respect to environmental expenditures paid by Seller relating exclusively to the Owned Real Property and the Leased Real Property transferred to Buyer pursuant to Sections
2.1.1 and 2.1.2, relating to contamination from underground storage tanks.

            2.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain and not transfer, and Buyer shall not purchase or acquire, any assets (the "Excluded Assets") of Seller that are not Acquired Assets, including but not limited to the following:

            2.2.1 Cash. All of Seller's cash on hand or on deposit in banks, checks in transit, certificates of deposits, time deposits and securities.

            2.2.2 Accounts Receivable. All of Seller's accounts receivable as of the Closing Date arising out of the conduct of the Business and all revenues from accounts receivable generated from shipments in transit of the Business on the Closing Date.

            2.2.3 Assets of Other Divisions. All rights, properties and assets of Seller related to or used in Seller's other divisions.

            2.2.4 Insurance Policies. All of Seller's rights to any insurance and under any insurance policies related to or used in the Business.

            2.2.5 Excluded Corporate Records. The corporate minute books and related corporate records, stock books and ledgers, corporate seals and tax records and returns of Seller, personnel records and all records relating to the Excluded Assets.



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
            2.2.6 Tax Claims. All claims of Seller for refunds or credits with respect to any Federal, state, municipal, local or real estate taxes of any kind ("Taxes").

            2.2.7 Excluded Contracts. All contracts of Seller that do not relate exclusively to the Business.

            2.2.8 Other Assets. Other assets of Seller described on Schedule 2.2.8.

        2.3 Nonassigned Interests and Rights.

            (a) Notwithstanding any provision to the contrary, to the extent that any Contract or Permit included in the Acquired Assets ("Nonassigned Assets") is not capable of being validly assigned, transferred, conveyed, subleased or reissued to Buyer ("Assignment") without the consent, approval, authorization, waiver or notification (individually, a "Consent") of a Governmental Body or other Person, or that any such Assignment or attempted Assignment without such Consent would constitute a breach of such Contract or Permit or a violation of any Law, this Agreement shall not constitute an Assignment thereof, and Seller shall not be obligated to make an Assignment thereof without first having obtained all Consents; provided, however, this
Section 2.3(a) shall not apply to the Industrial Revenue Bonds which shall be assigned notwithstanding that prior consents, approvals, authorizations and modifications to assignments have not been received as of the Closing Date.

            (b) Promptly after the date of this Agreement and for a period of six months following Closing, Seller shall use reasonable efforts, and Buyer shall cooperate with Seller, to obtain all Consents that are necessary for the valid Assignment of all Nonassigned Assets. Seller's reasonable effort shall not include (i) the payment of any fees related to an Assignment or (ii) the guarantee by Seller of any performance of Buyer under any Contract or Permit included in the Acquired Assets.

        3.  Assumption of Liabilities

            3.1 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall assume on the Closing Date effective as of the Effective Date and thereafter shall promptly pay, perform and fully satisfy when due, all of the following liabilities and obligations (which together with the obligations of Buyer pursuant to Sections 7, 12.13, 12.14 and
12.15 constitute the "Assumed Liabilities"):

            3.1.1 Contract Liabilities. All liabilities and obligations of Seller from and after the Effective Date arising under the Assumed Contracts, the Leases and the Permits.

            3.1.2 Industrial Revenue Bonds. All liabilities and obligations of Seller arising from and after the Effective Date under the industrial revenue bonds relating to the Business and listed on Schedule 3.1.2 (the "Industrial Revenue Bonds") whether or not any necessary consents, approvals, authorizations and modifications of such Industrial Revenue Bonds have been obtained prior to Closing.

            3.1.3 Retiree Medical Obligations. All liabilities and obligations of Seller and Caliber from and after the Effective Date under Seller's and Caliber's plans and policies and benefits identified or listed on Schedule 3.1.3 providing post-employment medical, dental, vision, prescription drugs and similar benefits to those present and former employees of Seller related to the Business and the former employees of the predecessors of the Business as of the Effective Date. Buyer shall become the plan sponsor of the Central Freight Lines Inc. Employees Security Plan listed on Schedule 3.1.3 and Seller and Caliber shall withdraw as plan sponsor effective the Effective Date. Seller and Caliber shall amend the Caliber System, Inc. Medical, Dental and Vision Care Plan to cease eligibility for Employees of the Business after the Effective Date. Nothing herein shall preclude Buyer's right to so amend, modify or terminate the Central Freight Lines Inc. Employee Security Plan; provided, however, Buyer shall indemnify and hold Seller and Caliber harmless against all liabilities and obligations of Seller and Caliber resulting from any such amendment, modification or termination.

            3.1.4 Assumed Environmental Liabilities. All liabilities and obligations of Seller resulting from the generation, storage, transportation, treatment, recycling, reuse, reclamation, release or threatened release, disposal or use or handling in any way of any substances, pollutant, contaminant or waste classified as hazardous or toxic under any Environmental Laws as such Environmental Laws may exist at any time or any other applicable Laws or any other waste materials in connection with the conduct of the Business at or from the Real Property or the use, operation, ownership or possession of the Acquired Assets by Seller prior to the Closing Date.

                3.1.5 Accrued Vacation. All liabilities and obligations of Seller as of the Closing Date to Employees (as defined in Section 7.1) for vacation pay with respect to past service.

                3.1.6 Other Liabilities. (a) Buyer shall assume any obligation of Seller authorized by an employee of the Business prior to the Closing Date who reported directly or indirectly to any of the Listed Managers.

                (b) Buyer shall assume liability for compliance with all obligations under the Permits transferred to Buyer.

            3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no responsibility for and shall not assume or be liable for any liabilities or obligations other than the Assumed Liabilities (the "Excluded Liabilities").

            3.3 Indemnification. (a) From and after the Closing Date, Buyer shall indemnify Seller and its Affiliates and hold them harmless from and against and in respect of any and all damages, claims, losses, expenses, obligations, and liabilities, including, without limitation, reasonable attorneys' fees (collectively, "Losses"), claimed or assessed against Seller or its Affiliates as to which any of them may become subject in connection with the operation of the Business by Buyer after the Effective Date or the Assumed Liabilities.

            (b) From and after the Closing Date, Seller shall indemnify Buyer and its Affiliates and hold them harmless from and against any and all Losses claimed or assessed against any of them with respect to the Excluded Liabilities.

         4. Closing; Consideration.

            4.1 Place and Time of Closing.

            (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 9:30 a.m. (EDT) on June 30, 1997. The effective date of the Closing and all transactions, transfers, assumptions of liability and other actions provided for hereunder shall be 12:01 a.m., June 29, 1997 ("Effective Date") unless extended or changed as set forth herein. The Closing may be extended pursuant to Sections 4.1(b),
9.1.4 or 9.2.4, accelerated pursuant to 11.1.4 or may take place at such other place or at such other time as the parties may agree in writing (June 30, 1997 or such other date and time being referred to in this Agreement as the "Closing Date"). If the Closing Date is so extended or accelerated to a date other than June 30, 1997, the date to which the Closing Date is extended or accelerated also shall be the "Effective Date").

            (b) In the event Buyer shall not have completed Phase I as described in the Transition Services Agreement by June 30, 1997; Buyer will have the option to extend the Closing Date to July 31, 1997 by written notice received by Seller by June 22, 1997 of Buyer's exercise of its option accompanied by Buyer's cashier check or wire transfer payable to Seller in the amount of Four Million Dollars (U.S.$4,000,000) ("Option Price"); provided, however, payment of the Option Price shall not be required in the event the failure to complete Phase I is caused directly by a material breach by Seller of its obligations with respect to

Phase I as defined in the Transition Services Agreement. The Option Price shall not constitute part of the Purchase Price but shall be in addition thereto.

            4.2 Consideration.

            (a) In consideration of the sale, assignment, transfer, conveyance and delivery of the Acquired Assets by Seller to Buyer and the other undertakings of Seller in this Agreement, Buyer shall (a) pay to Seller at the Closing the amount of Forty-three Million Dollars (U.S.$43,000,000) (the "Purchase Price"), including the Deposit pursuant to Section 4.2(b)(i)(A), by wire transfer of immediately available funds to an account designated in writing by Seller and (b) assume the Assumed Liabilities as of the Closing Date as provided in Section 3.

            (b) Upon execution of this Agreement, Buyer shall pay to Seller a deposit ("Deposit") in the amount of Five Million Dollars (U.S.$5,000,000) which shall be deposited in an escrow account pursuant to the terms of the Escrow Agreement attached hereto as Schedule 4.2(b) as executed this date by Buyer and Seller.

            (i) The Deposit shall be paid in full to Seller by the Escrow Agent:

                (A) at Closing and the Deposit and any Escrow Funds Interest (as
                    defined in the Escrow Agreement) shall constitute partial payment of the Purchase Price; or

                (B) if the Closing does not occur on the Closing Date
                    established pursuant to Section 4.1(a), 4.1(b), 9.1.4, 9.2.4 or 11.1.4, whichever Section may be applicable, unless Buyer shall have exercised by written notice to Seller one of the conditions to the obligations of Buyer contained in Section
                    9.1 of the Agreement or Seller shall be in material breach of its obligations with respect to Phase I under the Transition Services Agreement.

          (ii) A portion of the Deposit shall be paid to Seller by the Escrow Agent equal to the amount to be paid to Seller pursuant to the terms of Section 11.1.3 of this Agreement in the event Buyer delivers to Seller Buyers's MAC Notice pursuant to Section
                11.1.3 and the Closing does not occur.

          (iii) The Deposit shall be paid in full to Buyer by the Escrow
                Agent:

                (A) if the Closing does not occur pursuant to the terms of this
                    Agreement because Buyer shall have exercised by written notice to Seller one of the conditions to the obligations of Buyer contained in Section 9.1 of this Agreement or Seller shall be in material breach of its obligations with respect to Phase I under the Transition Services Agreement.

                (B) in the event Seller delivers to Buyer Seller's MAC notice pursuant to Section 11.1.4 of this Agreement and the Closing does not occur.

           (iv) The portion of the Deposit not payable to the Seller pursuant to Section 4.2(b)(ii) shall be paid to Buyer pursuant to the terms of Section 11.1.3 of this Agreement in the event Buyer delivers to Seller Buyer's MAC Notice pursuant to Section 11.1.3.

           4.3 Allocation of Consideration. Seller and Buyer shall allocate the consideration paid or given by Buyer to Seller among the Acquired Assets in accordance with the values therefor determined jointly by Seller and Buyer at or prior to the Closing, and Seller and Buyer shall reflect such allocation in all returns, reports and documents filed with the Internal Revenue Service or any other Governmental Body.

           4.4 Post Closing Inventory Adjustment.

               (a) As of the Closing Date, Buyer, with a representative(s) of Seller present at Seller's option, will take an inventory, at Buyer's sole expense, of parts, tires, and miscellaneous supplies and fuel and oil inventories valued consistently with Seller's past practice ("Closing Date Inventory"). To the extent the Closing Date Inventory is more than $1,778,000, Buyer shall pay the difference to Seller; if the Closing Date Inventory is less than $1,778,000, Seller shall pay the Buyer the difference. Payments shall be made by cashier's check within five
(5) business days of receipt of the Final Closing Date Inventory Statement as defined below.

               (b) Within ten (10) days after the Closing Date, Buyer shall prepare and deliver to Seller a Statement of Closing Date Inventory detailing the value of items of Inventory by location. If Seller does not deliver written notice of any objections to the Statement of Closing Date Inventory within ten
(10) days of receipt, the Statement of Closing Date Inventory shall become the Final Closing Date Inventory Statement. Within ten (10) days following receipt of the Statement of Closing Date Inventory, Seller shall deliver written notice to Buyer of any objections thereto, and Buyer and Seller will attempt in good faith to reach an agreement as to any matters in dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve any matters in dispute within five (5) days after Seller advises Buyer of its objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by Buyer and Seller, which will not be the regular auditing firm of Buyer or Seller. Promptly, after its acceptance of its appointment, the Arbiter will determine (based solely on presentations by Seller and Buyer to the Arbiter and the terms of this Section 4.4 and not by independent review) only those issues in dispute and will render a report as to the disputes and the resulting calculation of the Final Closing Date Inventory Statement, which report will be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Arbiter. All fees and expenses of the Arbiter will be paid by Buyer.

            5. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

               5.1 Organization, Power and Authority. Seller is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not, in the aggregate, have a material adverse effect on the value or use of the Acquired Assets. Seller is qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction in which the nature of its business or location of its properties requires such qualification or authorization, except in such jurisdictions where the failure to be so qualified or authorized would not, in the aggregate, have a material adverse effect on the value or use of the Acquired Assets by Buyer.

               5.2 [INTENTIONALLY LEFT BLANK.]

               5.3 Authorization and Effect of Agreement. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

               5.4 No Breach. Neither the execution and delivery of this Agreement by Seller, nor the performance of its obligations under this Agreement, will (i) violate any provision of the Charter Documents of Seller
(ii) violate any Order against, or binding upon, Seller with respect to the Acquired Assets or (iii) constitute a violation by Seller of any applicable material Law.

               5.5 Approval of Transactions. Except as set forth on Schedule 5.5, to the knowledge of Seller, no consent, approval, authorization, license, permit or other action by, or filing with, any Governmental Body is required with respect to the actions of Seller in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of its obligations under this Agreement.

               5.6 Orders and Actions. Except as set forth on Schedule 5.6, there are no (i) outstanding Orders against Seller or (ii) Actions pending or, to the knowledge of Seller, threatened against Seller, which are reasonably likely to have a material adverse effect on the value or use of the Acquired Assets, as a whole, or impair the ability of Seller to perform its obligations under this Agreement.

               5.7 Compliance with Laws. To the knowledge of Seller, Seller is in material compliance with all applicable Orders and Laws, except for the Environmental Laws which are the subject of Section 5.12.

               5.8 Title to Real Property. (a) Title to the Owned Real Property is free from any Liens except for (i) Liens for current taxes not yet due and payable, (ii) any other Liens for which Seller undertakes to remain liable after the Closing, which Liens shall be treated as Excluded Liabilities, (iii) mechanics', carriers', workers', construction and other similar Liens arising or incurred in the ordinary course of business of the Business consistent with past practice which shall be treated as Excluded Liabilities and (iv) Liens set forth on Schedule 5.8(a) (the "Real Property Permitted Liens").

               (b) The Real Property Leases are valid and binding agreements of Seller and there are no material defaults by Seller or, to the knowledge of Seller, the lessor under the Real Property Leases. All rent and other charges due and payable by Seller under the Real Property Leases have been or will be paid in full for all periods through and including the Closing Date.

               5.9 Title to Personal Property. (a) Seller owns the Owned Personal Property free from any Liens except for (i) Liens for current taxes not yet due and payable, (ii) any other Liens for which Seller undertakes to remain liable after the Closing, which Liens shall be treated as Excluded Liabilities,
(iii) mechanics', carriers', workers', construction and other similar Liens arising or incurred in the ordinary course of business of the Business consistent with past practice which shall be treated as Excluded Liabilities and (iv) Liens set forth on Schedule 5.9 (the "Personal Property Permitted Liens" and, together with the Real Property Permitted Liens, the "Permitted Liens").

               5.10 Personal Property Leases and Assumed Contracts. Each of the Personal Property Leases and Assumed Contracts is a valid and binding agreement of Seller and there are no material defaults by Seller or, to the knowledge of Seller, the lessor or other party under any such Personal Property Lease or Assumed Contract. All rent and other amounts and charges due and payable by Seller under each of the Personal Property Leases and Assumed Contracts has been or will be paid for all periods through and including the Closing Date.

               5.11 Permits. To the knowledge of Seller, Seller is in substantial compliance with the terms of all material Permits, except where such non-compliance would not have a material adverse effect on Buyer's ability to operate the Business in a manner substantially similar to the operation of the Business by Seller. This representation excludes the matters covered by Section 5.12.

               5.12 Environmental Matters. As of the date of this Agreement, except as set forth in Schedule 5.12, to the knowledge of Seller, Seller possesses, and is in substantial compliance with, all material permits, licenses and government authorizations required for the conduct of its business under Federal, state and local laws and regulations relating to pollution and the discharge of materials into the environment

("Environmental Laws"), and, to the knowledge of Seller, Seller is otherwise in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a material adverse effect on the value of, or use of, the Acquired Assets, as a whole. As of the date of this Agreement, except as set forth in Schedule 5.12, to Seller's knowledge, Seller has not received any written notices from any Governmental Body that the operations of the Business violate any applicable Environmental Laws. For the purposes of this
Section 5.12, the term "knowledge of Seller" shall mean the knowledge of Mr. Kerry Hill and Mr. Jerry Swart, Caliber's Director of Environmental Services. For purposes of this Section 5.12, Seller shall be deemed to have disclosed all matters known to the Listed Managers. Buyer agrees that it will have no right to assert any inaccuracy of this Section 5.12 based on any investigation or studies by or on behalf of Buyer between the date hereof and the Closing Date except for those inaccuracies based on written evidence in existence on the date of this Agreement.

               5.13 Disclaimer. THE ACQUIRED ASSETS ARE FURNISHED TO BUYER AS IS, WHERE IS, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Buyer agrees that it will have no right to assert any inaccuracy of this Section 5.12 based on any investigation or studies by or on behalf of Buyer between the date hereof and the Closing Date except for those inaccuracies based on written evidence in existence on the date of this Agreement.

               5.14 Brokerage. Except for the compensation payable to Goldman Sachs & Co. in connection with the transactions contemplated by this Agreement, which shall be paid by Seller or an Affiliate of Seller, no broker, finder or similar agent has been employed by or on behalf of Seller.

            6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

               6.1 Organization, Power and Authority. Buyer is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not, in the aggregate, have a material adverse effect on the results of operations and financial condition of Buyer and Buyer's ability to perform its obligations under this Agreement. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The copies of the Charter Documents of Buyer that have been delivered to Seller by Buyer are correct and complete copies thereof.

               6.2 Legal and Authorized Transactions. The execution and delivery by Buyer of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this

Agreement by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

               6.3 No Breach. Neither the execution and delivery of this Agreement by Buyer, nor the performance of its obligations under this Agreement, will (i) violate any provision of the Charter Documents of Buyer, (ii) conflict with or result in a material breach of, or otherwise give any other contracting party the right to terminate, or constitute a material default under the terms of, any material agreement to which Buyer is a party or by which Buyer or any of its properties or assets is bound or subject, (iii) violate any Order against, or binding upon, Buyer or any of the properties or assets of Buyer, or (iv) constitute a violation by Buyer of any applicable Law; except, as to clauses
(ii) through (iv), where such violations, breaches, defaults, terminations or rights of termination are not, in the aggregate, reasonably likely to have a material adverse effect on the results of operations and financial condition of Buyer or impair the ability of Buyer to perform its obligations under this Agreement.

               6.4 Consents and Approvals. Except as set forth on Schedule 6.4, to the knowledge of Buyer, no third party consent or approval, or approval, authorization, license, permit or other action by, or filing with, any Governmental Body, is required, with respect to the actions of Buyer in connection with the execution and delivery of this Agreement by Buyer or in order for Buyer to perform its obligation under this Agreement.

               6.5 Orders and Actions. There are no (i) outstanding Orders against Buyer or (ii) Actions pending or, to the knowledge of Buyer, threatened against Buyer, in each case, which are reasonably likely to have a material adverse effect on the results of operations and financial condition of Buyer or impair the ability of Buyer to perform its obligations under this Agreement.

               6.6 No Reliance. Buyer or its representatives have inspected and conducted a review and analysis (financial and otherwise) of Seller, the Acquired Assets and the Business, and Seller has cooperated with Buyer in the completion of Buyer's due diligence. The purchase of the Acquired Assets and assumption of the Assumed Liabilities by Buyer and the consummation of the transactions contemplated hereunder by Buyer will not be done in reliance upon any warranty or representation by, or information from Seller of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement. Such purchase, assumption and consummation instead will be done entirely on the basis of Buyer's own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Business and the Acquired Assets as well as those representations and warranties by Seller specifically set forth in this Agreement.

               6.7 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Buyer or any Affiliate of Buyer in connection with the transactions contemplated in this Agreement, and no Person with which Buyer or any Affiliate of Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

               6.8 Seller's Representations and Warranties. Buyer, its shareholders and the Listed Managers know of no facts alone, or with notice or lapse of time, which make or are reasonably likely to make, untrue or incorrect any of Seller's representations or warranties set forth in this Agreement.

               7. EMPLOYEES; EMPLOYEE PENSION AND WELFARE PLANS.

                  7.1 Employment; Medical Benefits. For purposes of this Agreement, the capitalized term "Employees" means the employees of Seller employed in the Business including those on layoff and leave of absence and those disabled and receiving disability benefits from a disability program of Seller immediately before the Closing and those employees of Seller and its Affiliates listed on Schedule 7.1. Effective as of the Closing Date, Buyer shall offer employment to substantially all Employees. With respect to any Employee who becomes employed by Buyer, Buyer shall provide a medical, dental and vision benefit plan with terms comparable to plans generally prevalent in non-unionized companies in the industry.

                  7.2 Employee Pension Plans and Benefits.

                  7.2.1 Unless a transfer occurs pursuant to Section 7.2.4, Buyer shall not assume any obligation and shall have no liability whatsoever to Seller, and any Affiliates of Seller, or any Employee or former employee thereof or any other person or entity with respect to the funding, payment or provision of any "employee pension benefit plan," as such term is defined in Section 3(2) of ERISA, earned or accrued prior to the Closing Date, if any, under any employee pension benefit plan maintained for the benefit of employees of Seller or Seller's Affiliates, whether or not any Employees become employees of Buyer.

                  7.2.2 As of the Closing Date, Seller shall cause the Caliber System, Inc. 401(k) Savings Plan ("Caliber Savings Plan") to be amended so that all Employees who become employees of Buyer shall become fully vested in their account balances in the Caliber Savings Plan.

                  7.2.3 As of the Closing Date, Buyer shall establish or designate one or more defined contribution plans for Employees who become employees of Buyer ("Buyer's Savings Plan").

                  7.2.4(a) As soon as practicable after the later of (i) the receipt by Seller of the representation or determination letter described in subparagraph (b) below and (ii) the receipt by Buyer of the representation or determination letter described in subparagraph (b) below, to the extent provided in the Caliber Savings Plan and permitted by law, Seller shall cause the trustee of the Caliber Savings Plan to transfer to the trust forming a part of the Buyer's Savings Plan cash (or with respect to participant loans granted prior to the Closing Date, if any, such loans and any promissory notes or other documents evidencing such loans) and/or other property designated by Seller and acceptable to Buyer and the trustee of Buyer's Savings Plan which is held in the trust forming a part of the Caliber Savings Plan, in an amount equal to the vested account balances of those participants who become employees of Buyer, valued as of the date of such transfer.

                  (b) Within 60 days after the Closing Date, (i) Buyer shall provide Seller with a copy of Buyer's Savings Plan and related trust and either
(A) provide Seller with a representation acceptable to Seller that the Buyer's Savings Plan and related trust satisfy the requirements for qualification under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") as of the later of its effective date or the date of transfer of account balances or (B) deliver to Seller a favorable determination letter issued by the Internal Revenue Service ("IRS") that Buyer's Savings Plan and related trust satisfy the requirements of qualification under Section 401(a) of the Code as of the later of its effective date or the date of transfer of account balances, and (ii) Seller shall either (A) provide Buyer with a representation acceptable to Buyer that the Caliber Savings Plan and related trust satisfy the requirements for qualification under Section 401(a) of the Code as of the date of transfer of account balances or (B) deliver to Buyer a favorable determination letter issued by the IRS that the Caliber Savings Plan and related trust satisfies the requirements for qualification under Section 401(a) of the Code as of the date of transfer of account balances. No transfer shall be made unless Buyer provides Seller and Seller provides Buyer with the representation or determination letters referred to in this subparagraph.

                  (c) In consideration for the transfer of assets described in this subsection, Buyer assumes, effective as of the date of transfer of account balances, all of the liabilities and obligations of Seller and its Affiliates in respect of the account balances so transferred and their beneficiaries, and Seller and its affiliates and Seller's Savings Plan shall have no liabilities or obligations to such Employees and their beneficiaries arising out of Buyer's Savings Plan.

                  7.3 Employee Welfare Plans, Workers' Compensation. Except as provided in Section 3.1.3 or as otherwise provided in this Agreement, Buyer shall have no liability whatsoever to Employees or former employees of Seller with respect to incurred workers' compensation claims or to benefits provided, earned or accrued under any "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, sponsored or maintained by the Seller or Caliber for employees of the Business prior to the Closing Date. Except as provided in this Agreement, Buyer shall not assume any obligation and shall have no liability whatsoever with respect to any welfare benefit claims, including without limitation medical, dental, vision, life, or disability claims incurred by an Employee or his family prior to the Closing Date or workers' compensation claims incurred prior to the Closing Date. A medical, dental or vision claim shall be deemed to have been incurred when the services relating to that event that is the subject of the claim were performed. A life or disability claim is deemed to have been incurred on the date of death or disability. A workers' compensation claim is deemed to have been incurred on the date of accident or, if the workers' compensation claim relates to an occupational disease or an injury or condition that was not caused by a specific accident, the date on which such occupational disease, injury or condition is deemed to have occurred under Central Freight Lines Inc. Voluntary Employee Injury Benefit Plan or the workers' compensation laws of the state of employee's employment, as applicable.

                  7.4 WARN and Severance Pay.

                  7.4.1 Buyer shall be responsible for and shall assume, indemnify and hold Seller harmless from any and all liabilities which may arise under or in connection with the Workers' Assistance and Retraining Notification Act of 1989, as amended, and all rules and regulations promulgated thereunder ("WARN"), relating to the transaction contemplated by this Agreement, including all losses, expenses, penalties or other liabilities imposed or incurred as a result of any failure to give the requisite WARN notice or from Buyer's implementing a "mass layoff" or "plant closing" (as defined by WARN) on or after the Closing Date. Seller represents that neither it nor its Affiliates have taken any action prior to the date hereof that would impose any liability under WARN with respect to this transaction; provided, however, Seller makes no representations as to the effect, if any, that any actions taken by Buyer on or after the Closing Date may have in conjunction with any actions taken by Seller before the Closing Date.

                  7.4.2 Buyer shall pay, be responsible for and assume, indemnify and hold Seller harmless from any and all severance liability of Seller (a) to any Employee in any way caused by or triggered as a result of the transactions contemplated by this Agreement and (b) to Employees hired by

Buyer whose employment thereafter terminates. Schedule 7.4.2 lists all severance pay plans applicable to the Employees.

                  7.4.3 In addition to Buyer's covenants in this Section 7, Buyer represents that (i) it will offer employment to at least 100 persons formerly employed at the Waco, Texas headquarters of the Business who were terminated in connection with the consolidation of Seller's divisions or who are currently employed by Seller but to whom WARN notices previously were issued by Seller if such persons are available and qualified; and (ii) it is Buyer's present intention after suitable audited financial statements of Buyer are available to establish an unleveraged ESOP for employees of Buyer into which employees may invest their own money.

               8. Pre-Closing Covenants and Agreements.

                  8.1 Reasonable Access. (a) From the date hereof until the Closing, Seller shall give Buyer and a reasonable number of its representatives reasonable access, during normal business hours and upon reasonable notice to Seller, to the assets, properties, books, records, agreements and commitments of Seller relating exclusively to the Business and furnish Buyer during such period with all such information relating exclusively to the Business or the Acquired Assets as Buyer may reasonably request; provided, however, that Buyer's right of access to financial information books and records relating exclusively to the Business and to tax returns relating exclusively to the Business or the Acquired Assets shall be governed by Section 10.1 hereof.

               (b) All such information reviewed or obtained by Buyer and its representatives (and the access thereto) pursuant to Section 8.1(a), 10.1 or otherwise shall be subject to the terms and conditions of Section 10.5 hereof.

                  8.2 HSR Act. In connection with this Agreement and the transactions contemplated in this Agreement, each of Seller and Buyer shall use its best efforts, to the extent required, prepare and file by May 16, 1997, and cooperate in the preparation and filing of, adequate and appropriate notifications with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") pursuant to the HSR Act and the rules and regulations promulgated pursuant thereto and to comply with requests of the FTC and the Antitrust Division for supplementing information. In no event shall such filings be made later than May 21, 1997. Such notification filings shall be accompanied by a request for early termination of the applicable waiting periods under the HSR Act. The Seller and Buyer will cooperate and use their respective reasonable efforts to have such waiting periods terminated on the earliest practicable date.

                  8.3 Transition Services Agreement. Contemporaneously with the execution of this Agreement, Buyer and Seller shall enter into the Transition Services Agreement ("Transition Services Agreement") in the form attached hereto as Schedule 8.3.

                  8.4 Guaranties. Contemporaneously with the execution of this Agreement, the persons listed below each shall execute and deliver Guaranties in the form of Schedule 8.4 in the amount set forth opposite his name below:

               Name                                        Amount of Guaranty
               ----                                        ------------------
               J. Moyes                                      $14,250,000
               D. Quicksall                                  $   125,000
               J. Hall                                       $   200,000
               T. Morehouse                                  $   125,000
               P. Curry                                      $   300,000

               9. Conditions to Obligations of Buyer and Seller.

                  9.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement to be performed at the Closing shall be subject to the fulfillment, at or prior to the Closing, of the following conditions (any of which may be waived in whole or in part in a writing signed by Buyer):

                  9.1.1 Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing except for representations made as of a specified date, which shall be true and correct in all material respects as of the specified date; provided, however, that in the event that Seller's representation or warranty in Section 5.12, was not true and correct in all material respects as of the date of this Agreement and has not been corrected as of the Closing, Seller may at its option (i) retain the liability with respect to the specific matter which causes Section 5.12 to be untrue, (ii) reduce the Purchase Price by an amount agreed to by Buyer and Seller or (iii) do neither (i) nor (ii). In the event of either

(i) or (ii), this Section 9.1.1 shall not operate as a condition to Buyer's obligation to close the transactions contemplated by this Agreement. Buyer shall give Seller prompt written notice of any facts or circumstances which Buyer may know prior to Closing which Buyer believes may cause Seller's representations or warranties to be untrue or incorrect. Buyer's failure to do so shall constitute a waiver of this Section 9.1.1.

                  9.1.2 Performance of Covenants and Agreements. Seller shall have performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by it at or prior to the Closing.

                  9.1.3 Receipt of Documents. Seller shall have delivered, or caused to be delivered, to Buyer each of the following:

                  (a) a certificate of Seller, signed by an executive officer of Seller, to the effect that the conditions set forth in Sections 9.1.1 and 9.1.2 have been satisfied;

                  (b) a certificate of the Secretary or Assistant Secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the resolutions of the directors of Seller approving and authorizing this Agreement and the transactions contemplated hereby and (ii) the By-laws of Seller;

                  (c) a good standing certificate of Seller issued by the Secretary of State of California;

                  (d) a bill of sale, deeds and vehicle titles and other instruments of assignment covering the Acquired Assets in forms reasonably acceptable to Buyer;

                  (e) the Viking License Agreement executed by Seller in the form set forth as Schedule 9.1.3(e); and

                  (f)    mutual releases of the Listed Managers in the form of
                         Schedule 9.1.3(f) from the Seller.

                  (g) the Central License Agreement executed by Seller in the form set forth as Schedule 9.1.3(g).

                  9.1.4 No Actions. No request by a third party for a temporary restraining order ("TRO") attempting to prevent the sale of the Acquired Assets to Buyer shall be pending in any court of competent jurisdiction, and no effective preliminary or permanent injunction or other order, including sufficient bond, shall have been issued by any court of competent jurisdiction preventing consummation of the sale of the Acquired Assets to Buyer; provided, however, that a pending request for a TRO shall not terminate Buyer's obligations to close under this Agreement. If the request for a TRO is rejected, the Closing shall occur on the later of (i) the Closing Date as provided in this Agreement or (ii) one business day after the denial of the request for the TRO. If the TRO is granted and not vacated, Buyer may exercise its rights pursuant to this Section 9.1.4 to terminate its obligation to close the transactions contemplated by this

Agreement only upon the issuance of an effective preliminary or permanent injunction, including sufficient bond.

                  9.1.5 HSR Act. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") relating to the sale of the Acquired Assets shall have expired or otherwise been terminated.

              9.2 Conditions to Obligations of Seller. The obligation of
Seller to consummate the transactions contemplated by this Agreement to be performed at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions (any of which may be waived in whole or in part in a writing signed by Seller):

                  9.2.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing.

                  9.2.2 Performance of Covenants and Agreements. Buyer shall have performed or complied with, in all material respects, all covenants and agreements contemplated by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                  9.2.3 Receipt of Documents. Buyer shall have delivered, or caused to be delivered, to Seller each of the following:

                  (a)    the Purchase Price;

                  (b) a certificate of Buyer, signed by an executive officer of Buyer, to the effect that the conditions set forth in Sections 9.2.1 and
                         9.2.2 have been satisfied;

                  (c) a certificate of the Secretary or Assistant Secretary of Buyer, in form and substance reasonably satisfactory to Seller, certifying as to (i) the resolutions of the directors of Buyer approving and authorizing this Agreement and the transactions contemplated hereby and
                         (ii) the By-laws of Buyer;

                  (d) Charter of Buyer certified by the Secretary of State of the State of Texas;

                  (e) a good standing certificate of Buyer issued by the Secretary of State of the State of Texas;

                  (f) an instrument of assumption evidencing Buyer's assumption of the Assumed Liabilities in form reasonably acceptable to Seller;

                  (g) mutual releases in the form of Schedule 9.1.3(f) from each of the Listed Managers;

                  (h) the Viking License Agreement executed by Buyer in the form set forth as Schedule 9.1.3(e); and

                  (i) the Central License Agreement executed by Buyer in the form set forth as Schedule 9.1.3(g).

                  9.2.4 No Actions. No request by a third party for a TRO attempting to prevent the sale of the Acquired Assets to Buyer shall be pending in any court of competent jurisdiction, and no effective preliminary or permanent injunction or other order, including sufficient bond, shall have been issued by any court of competent jurisdiction preventing consummation of the sale of the Acquired Assets to Buyer; provided, however, that a pending request for a TRO shall not terminate Seller's obligations to close under this Agreement. If the request for a TRO is rejected, the Closing shall occur on the later of (i) the Closing Date as provided in this Agreement or (ii) one business day after the court denial of the request for the TRO. If the TRO is granted and not vacated, Seller may exercise its rights pursuant to this Section 9.2.4 to terminate its obligations to close the transactions contemplated by this Agreement only upon the issuance of an effective preliminary or permanent injunction, including sufficient bond.

                  9.2.5 HSR Act; Governmental Action. Any applicable waiting period under the HSR Act relating to the sale of the Acquired Assets shall have expired or otherwise been terminated.

              10. Other Covenants and Agreements.

                  10.1 Access to Financial Books and Records and Tax Returns.

                  (a) Prior to Closing. In addition to the provisions of the Transition Services Agreement governing Phase I, Seller shall permit Buyer to consult with Seller's independent auditors and, to a limited extent, Buyer's officers and management, with respect to Buyer's and Buyer's independent auditor's planning to determine the feasibility of the post- Closing creation of audited historical financial statements

(balance sheet, income statement and cash flow) for the Business for periods prior to Closing. Prior to Closing, Seller will not provide Buyer access to Seller's financial information, books and records and tax returns related to the Business ("Business Financial Books and Records"). Buyer understands that for certain periods, including all times since January 1, 1996, Business Financial Books and Records are not available in a separate form from that of the remainder of the business of Seller. All fees and expenses of SELLER'S INDEPENDENT AUDITORS for such services shall be billed to and paid by Buyer.

                  (b) Post-Closing.

                  (1) At the Seller's sole expense, for a period of five years after the Closing, Buyer shall provide Seller (or any successor of Seller) with access to Buyer's officers and employees and shall retain and make available to the Seller (or any successor) any of the books, records and tax returns of Seller or Buyer relating to the Business (or copies or extracts thereof), at any reasonable time during normal business hours for any reasonable purpose including, without limitation, settling or defending any claim or responding to any tax audit and preparing financial statements and, upon request, shall provide reasonable assistance and guidance to the Seller (or any successor) and its agents in connection with the retrieval, organization and review of such records. Buyer shall maintain such records during such five-year period in the format (electronic or otherwise) in which such records are maintained as part of the Buyer's normal business. After expiration of such five-year period, Buyer shall have the right to cause the disposition of any such books and records, but shall do so only upon providing the Seller (or any successor) with 30 days' advance written notice. Seller (or any successor) shall have the right, at its own expense within 30 days after receipt of such notice, to make copies or extracts of such books and records, or to obtain the originals thereof for its own.

                  (2) Except for the matters covered in Section 2.1.9 and Sections 10.1(b)(3) and (4) below, at the Buyer's sole expense, for a period of five years after the Closing, Seller shall provide Buyer (or any successor of Buyer) with access to Seller's officers and employees and shall retain and make available to the Buyer (or any successor) any of the books, records and tax returns of Seller or Buyer relating to the Business (or copies or extracts thereof), at any reasonable time during normal business hours for any reasonable purpose including, without limitation, settling or defending any claim or responding to any tax audit and preparing financial statements and, upon request, shall provide reasonable assistance and guidance to the Buyer (or any successor) and its agents in connection with the retrieval, organization and review of such records. Seller shall maintain such records during such five-year period in the format (electronic or otherwise) in which such records are maintained as part of the Buyer's normal business. After expiration of such five-year period, Seller shall have the right to cause the disposition of any such books and records, but shall do so only upon providing the Buyer (or any successor) with 30 days' advance written notice. Buyer (or any successor) shall have the right, at its own expense within 30 days after receipt of such notice, to make copies or extracts of such books and records, or to obtain the originals thereof for its own.

               (3) At Buyer's sole expense after Closing, Seller shall provide Buyer with:

               (i) such records regarding the Employees and retirees of Seller related exclusively to the Business and related to the Assumed Liabilities as Buyer may request, other than any Business Financial Books and Records;

               (ii) for a period of one year after Closing: (x) authorization to contract with Seller's independent auditors to make reasonable attempt to provide Buyer with compilations of any relevant Business Financial Books and Records as relates exclusively to the Business to assist Buyer in its attempt to prepare financial statements for calendar years 1996 and 1997; (y) access through Seller's independent auditors to such general ledgers, accounts and other source documents, as may be required in order to permit Buyer's independent auditors to audit such financial statements; provided, however, Seller makes no representation that any such general ledgers, accounts or other documents exist or can be segregated exclusively to the Business for such periods.

               (4) With respect to Section 10.1(b)(2)(ii), above, Seller shall provide to Seller's independent auditors limited assistance and guidance from Seller's officers and employees. Such assistance shall be provided during normal business hours and in a manner that does not interfere with the performance of the normal duties of such officers and employees. In addition, Seller shall provide Seller's independent auditors access to Seller's financial information, books and records, tax returns and other information regarding other parts of Seller's business to the extent related to the Business.

                  (5) With respect to Section 10.1(b)(3) and (4), above, all fees and expenses of Seller's independent auditors, contractors, or service providers, as well as the time of Seller's officers and employees shall be paid by Buyer on the same rates and basis as set forth in the Transition Services Agreement.

                  10.2 Delivery of Property after Closing; Accounts Receivable.
(a) From and after the Closing, Buyer shall (i) transfer and deliver to Seller, promptly after Buyer's receipt thereof, any property which Buyer may receive that belongs to Seller and (ii) provide reasonable cooperation to Seller in collecting any accounts receivable of Seller relating to Seller's operation of the Business ("Seller A/R"). Following the procedures set forth in 49 CFR Sections 1008.5 - 1008.9, to the extent Buyer receives a payment from a customer who owes money under a Seller A/R and also to Buyer, such payment shall be applied against the oldest outstanding freight bill of the customer to Buyer and then to Seller, unless the customer specifically identifies the freight bill to which the remittance applies. Buyer shall promptly forward all amounts so collected to Seller.

                  (b) From and after the Closing, Seller shall transfer and deliver to Buyer, promptly after Seller's receipt thereof, any property, including any payments of Buyer's invoices pursuant to the method described in
Section 10.2(a), which Seller may receive that belongs to Buyer.

                  10.3 Cooperation. From and after the Closing, Buyer shall cooperate and use its reasonable best efforts to assist Seller in investigating any claims or demands and in defending any Orders or Actions related to Seller's or its predecessors ownership or operation of the Business, including but not limited to, making available to Seller for discovery, testimonial or any other legitimate purpose relevant documents and employees who may have information related to such claims, demands, Orders or Actions.

                  10.4 Freight Claims. Seller shall be responsible for all claims for damaged or lost freight ("Freight Claims") incurred with respect to deliveries made prior to the Effective Date and Buyer shall be responsible for all Freight Claims for freight delivered by Buyer on or after the Effective Date, notwithstanding when such Freight Claims may be made and regardless of any setoffs or reductions taken by customers of either Buyer or Seller.

                  10.5 Confidentiality. Buyer agrees to be bound by the provisions set forth on Schedule 10.5 hereto.

              11. Termination.

                  11.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date only:

                  11.1.1 By mutual written consent of Seller and Buyer;

                  11.1.2 By Seller or Buyer, if the Closing does not occur on or before June 30, 1997, unless extended pursuant to Section 4.1(a), 4.1(b), 9.1.4, 9.2.4, or 11.1.4; or

                  11.1.3 By Buyer, in the event the average daily freight bill count of the Business (including both outbound and inbound) for any consecutive four-week period commencing with the four-week period beginning on May 11, 1997, falls below 13,300, and Buyer shall have given written notice to Seller of its intention to terminate this Agreement pursuant to this Section 11.1.3 ("Buyer's MAC Notice") and shall have paid to Seller an amount equal to Seller's out-of-pocket expenses with respect to this transaction to the date of termination by Buyer. The average daily freight bill count will be determined by reference to the TAR015P4 report produced by Seller by dividing the total COUNT column for the Valley, Plains, Prairie and Gulf regions for both OUTBOUND and INBOUND, on each week's report by five (5) (excluding any legal holidays). Seller's out-of-pocket expenses shall include its legal fees and the expenses of Seller's counsel, any amounts owing by Buyer to Seller under the Transition Services Agreement, fees and expenses of Seller's outside auditors, HSR Act filing fees and the out-of-pocket expenses of Goldman Sachs & Co. with respect to this transaction.

                  11.1.4 By Seller, in the event the average daily freight bill count of the Business (including both outbound and inbound) for any consecutive four-week period commencing with the four-week period beginning on May 11, 1997 falls below 15,100, and Seller shall have given written notice to

Buyer of its intention to terminate this Agreement pursuant to this Section
11.1.4 ("Seller's MAC Notice") and shall have paid to Buyer an amount equal to Buyer's out-of-pocket expenses with respect to this transaction to the date of termination by Seller up to a maximum of $2.0 million. The average daily freight bill count will be determined in the same manner as described in Section 11.1.3 with reference to the TAR015P4 report produced by Seller. Buyer's out-of-pocket expenses shall consist of the legal fees and expenses of Buyer's counsel, any amounts expended by Buyer under the Transition Services Agreement and for data processing and communication equipment and personnel related to the Transition Services Agreement net of the fair market value of such equipment on the date of termination. Notwithstanding the foregoing, if Seller shall have given Buyer Seller's MAC Notice, Buyer shall have the right to accelerate the Closing Date to a date which is ten (10) days after the date of Seller's MAC Notice hereunder. Buyer shall give Seller notice of its election to accelerate the Closing Date not later than two business days after the date of Seller's MAC Notice. Upon Buyer's election to accelerate the Closing hereunder, (i) Buyer shall be deemed to have waived all conditions in this Section 9 other than those in Section 9.1.3 and 9.1.6, (ii) Seller shall have no obligation to pay any amounts to Buyer pursuant to this Section 11.1.4 and Seller's MAC Notice shall be of no further force and effect and (iii) the Transition Services Agreement shall terminate except for Buyer's obligations for amounts owed thereunder and Buyer's confidentiality obligation.

                  11.2 Effects of Termination. If this Agreement is terminated pursuant to Section 11.1 and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of Section 8.1 relating to the obligations of Buyer under the Confidentiality Agreement, Section 12.15 relating to expenses and Section 12.16 relating to publicity.

              12. Miscellaneous.

                  12.1 Survival of Representations and Warranties and Covenants. The representations and warranties of Seller contained in this Agreement (or in any certificate delivered pursuant to Section 9.1.3 and 9.2.3 of this Agreement) shall not survive the Closing. Seller shall have no liability to Buyer for any breach or claimed breach or inaccuracy thereof.

                  12.2 Assignment; Successors and Assigns. Prior to the Closing, no party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party to this Agreement; provided, however, that Seller may assign its rights hereunder to any of its Affiliates without the consent of Buyer; provided, further, however, that an assignment of rights under this Agreement shall in no way diminish the obligations of the parties to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

                  12.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or by reputable overnight courier service, and shall be deemed given when so delivered by hand, telecopied or one business day after sending in the case of overnight courier service as follows:

                  12.3.1 If to Seller, copies to:

                         Viking Freight, Inc.
                         c/o Caliber System, Inc.
                         3925 Embassy Parkway
                         Akron, Ohio  44333
                         Attention:  General Counsel
                         Telecopy No.: (330) 665-8937

                         Copy to:

                         Jones, Day, Reavis & Pogue
                         North Point
                         901 Lakeside Avenue
                         Cleveland, Ohio 44114
                         Attention:  Leslie D. Dunn, Esq.
                         Telecopy No.: (216) 579-0212

                  12.3.2 If to Buyer, as follows:

                         Central Freights Lines, Inc.
                         5601 West Waco Drive
                         Waco, Texas 76710
                         Attention:  Doug Quicksall
                         Telecopy No.:  (817) 741-5223

                         Copy to:

                         Scudder Law Firm, P.C.
                         411 South 13th Street, Suite 200
                         Lincoln, Nebraska  68501
                         Attention: Earl H. Scudder, Jr., Esq.
                         Telecopy No.:  (402) 435-4639

or in any case to such other address or telecopy number as hereinafter shall be furnished as provided in this Section 12.3 by any of the parties to this Agreement to Seller and Buyer.

                  12.4 Waiver; Remedies. No delay on the part of Buyer or Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Buyer or Seller of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  12.5 No Recourse Against Others. No director, officer, employee or agent, in his capacity as such, of Seller or Caliber shall have any liability hereunder or for any claim related to this Agreement. Buyer hereby waives and releases all such liability as part of the consideration for the Acquired Assets.

                  12.6 Amendment. This Agreement may be modified or amended only by written agreement of the parties.

                  12.7 Further Assurances. Seller shall, at the written request and expense of Buyer, at any time and from time to time following the Closing hereunder, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to more effectively sell, assign, transfer and convey to Buyer the Acquired Assets or otherwise to confirm or carry out the provisions of this Agreement. Buyer shall at any time and from time to time following the Closing hereunder, execute and deliver to Seller all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to more effectively assume the Assumed Liabilities or otherwise to confirm or carry out the provisions of this Agreement.

                  12.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

                  12.9 Governing Law; Jurisdiction; Language. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in the United States District Court for the Southern District of Ohio in Columbus or any state court in the State of Ohio sitting in Columbus (the "Chosen Courts") and (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
Section 12.3 of this Agreement. Buyer irrevocably designates Earl H. Scudder, Jr., Esq., 411 South 13th Street, Suite 200, Lincoln, Nebraska 68501, as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and taking all such acts as may be necessary or appropriate in order to confer jurisdiction over it upon the Chosen Courts and Buyer stipulates that such consent and appointment is irrevocable and coupled with an interest.

                  12.10 Bulk Sales Laws. Buyer waives compliance by Seller with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

                  12.11 Schedules. The Schedules attached to this Agreement are incorporated in this Agreement and shall be part of this Agreement for all purposes, and information disclosed in response to any Section shall, should the existence of such information be relevant to any other Section, be deemed to be disclosed with respect to such Section whether or not a specific cross-reference appears.

                  12.12 Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Acquired Assets shall pass to Buyer at the Closing.

                  12.13 Apportionment of Taxes, Charges and Payments. All rentals, real property taxes, personal property taxes, charges, payments and fees (including any accruals or prepayments of any thereof) relating to any of the Acquired Assets or the Business or arising under any Permits (other than refunds with respect to vehicle registrations transferred pursuant to Section 2.1.8), Leases or Contracts transferred to and assumed by Buyer under this Agreement which relate to periods of time which include the Effective Date, shall be apportioned between Buyer and Seller as of the Effective Date with Seller bearing the proportionate expense (or being entitled to receive reimbursement) thereof attributable to the number of days in such period which precede the Effective Date to which such rental, tax, charge, payment or fee relates and Buyer bearing the proportionate expense (or being entitled to receive reimbursement) thereof attributable to the number of days in such period including and following the Closing Date. On the Closing Date, Buyer shall pay to Seller, or Seller shall pay to Buyer (or consent to a deduction therefor from the Purchase Price), as the case may be, the net amount estimated by Buyer and Seller to be owed by one party to the other party as a result of such apportionments, and Buyer or Seller, as the case may be, shall make appropriate adjusting payment(s) to the other after the Closing in respect of any rentals, taxes, charges, payments or fees not capable of being estimated or ascertained on the Closing Date, or for which the actual charges vary from the estimated amounts thereof used in calculating the estimated amounts to be apportioned at Closing.

                  12.14 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all stamp, goods and services, sales, use, real estate transfer and other such taxes, fees and duties (including any penalties and interest thereon) as well as title and licensing fees incurred in connection with this Agreement and the transactions contemplated hereby (other than those imposed on or measured by the income or net worth of Seller) (collectively, the "Transfer Taxes") shall be timely paid by Buyer to the appropriate Governmental Body or to Seller if such Transfer Taxes are imposed on Seller or if Seller is required to collect such taxes from Buyer (in which event such payment shall be made to Seller at the Closing). Schedule 12.14 sets forth a partial list of the states with respect to which Transfer Taxes will be either imposed upon Seller or where Seller is required to collect such taxes from Buyer and with respect to which Buyer shall make payment to Seller at Closing. Failure by Seller to collect any Transfer Taxes at Closing, whether or not noted on Schedule 12.14 shall not release Buyer from its obligations under this Section 12.14. In addition and except for tax returns relating to Transfer Taxes that are required by law to be filed by Seller (which returns shall be timely filed by Seller), Buyer shall timely file all tax returns and other necessary documentation relating to any Transfer Tax.

                  12.15 Expenses of Sale. Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and brokers' and finders' fees.

                  12.16 Communications. No publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance consent of the other party, except any such release or announcement as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that the foregoing shall not apply to any announcements or materials distributed by Seller to it employees. Buyer and Seller agree to follow the communications policy attached hereto as Schedule 12.16.

                  12.17 Freight in Transit. (a) Notwithstanding the provisions of Section 2.2.2 of this Agreement, with respect to freight in transit at the Effective Date, Buyer and Seller shall share the revenue for such freight as set forth on Schedule 12.17(a).

                  (b) Buyer agrees to take the actions set forth on Schedule 12.17(b) with respect to all freight picked up prior to the Effective Date by Seller and delivered after the Effective Date.

                  12.18 Captions. All section titles or captions contained in this Agreement and the table of contents to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all references herein to numbered Sections are to Sections of this Agreement.

                  12.19 Rights of Third Parties. Nothing in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the parties to this Agreement any rights or remedies under or by reason of this Agreement except as expressly set forth in this Agreement.

                                 [End of Text]

                  IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed and delivered as of the date first above written.

                                     BUYER:

                                     CENTRAL FREIGHT LINES, INC.


                                     By:  /s/Patrick J. Curry
                                         --------------------------------------
                                         Name:  Patrick J. Curry
                                         Title: Senior Vice President

                                     SELLER:

                                     VIKING FREIGHT, INC.

                                     By:  /s/Louis J. Valerio
                                        ---------------------------------------
                                         Name: Louis J. Valerio
                                         Title: Attorney In Fact